Exhibit 99.1

SS Innovations Issues Update on Status of Audit Process and Trading Market for Common Stock

Fort Lauderdale, FL., August 30 2024 - SS Innovations International, Inc. (the Company” or “SS Innovations”) (OTC: SSII), developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable and accessible to a global population, today issued an update to its shareholders and the investment community on the status of its audit process and the trading market for its common stock.

As previously reported in its Securities and Exchange Commission (“SEC”) filings, in May 2024, the Securities and Exchange Commission entered an order barring BF Borgers CPA PC (“Borgers”), the Company’s then independent registered public accounting firm, from appearing or practicing before the SEC as an accountant. As a result, Borgers could no longer act as the independent registered public accounting firm for the Company (or several hundred other public companies who had also engaged Borgers). Consequently, the Company terminated the engagement of Borgers and retained BDO India (“BDO”) as its independent registered public accounting firm.

Given the circumstances giving rise to Borgers’ dismissal, the Company asked BDO to re-audit the Company’s financial statements as of and for the years ended December 31, 2023 and December 31, 2022, and contemporaneously therewith undertook an internal review of certain accounting policies and internal controls and procedures.

In the course of this internal review and while BDO is performing the reaudit, the Company determined and reported in an August 14, 2024 Form 8-K filing with the SEC that, among other items, it would restate its audited financial statements for the years ended December 31, 2023 and December 31, 2022 and its interim unaudited financial statements for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023 and March 31, 2024. Please refer to the August 14, 2024 Form 8-K filing for full details.

The Company is working diligently with BDO to complete the audit and the restated financial statements and file the required amendments to its SEC reports. Moreover, as further reported by the Company in its August 14, 2024 Form 8-K filing, the Company’s Form 10-Q Quarterly Report for the quarter ended June 30, 2024 would not be filed on a timely basis.

As the Company was not able to meet the filing deadline, OTC Markets, Inc. moved the Company’s common stock from the OTC Pink Tier of the over-the-counter market to the Expert Market Tier.

The Expert Market is an extremely limited market for OTC companies that are not current in their filing requirements. It is used by broker-dealers to publish quotes from customer limit orders. The public cannot access such quotes, which are only available to broker-dealers. Accordingly, the Expert Market has extremely limited liquidity and we do not believe that the quotations on the Expert Market are reflective of the Company’s market value.

As previously noted, the Company is moving with all diligence to complete the reaudit, filing the necessary amended SEC reports and as soon as practicable, becoming current with its SEC reporting requirements. When it does, the Company’s common stock will be automatically restored to quotation on the OTC Pink Tier of the over-the-counter market and the Company will continue its efforts to complete an uplisting of its common stock.

It is important to note that the unfortunate consequences of the Borgers SEC sanctions in no way have adversely impacted the Company’s operations and growth as disclosed in its SEC reports and press releases. Moreover, as reported in a Form 8-K filing on August 22, 2024, two new independent directors have recently joined SSi’s board of directors – Dr. Frederic H. Moll, a pioneer executive in the surgical robotics field with 30 years of experience who founded and co-founded multiple surgical robotics companies, including Intuitive Surgical, Inc, a world leader in surgical robotics and Timothy P. Adams, a well-known and highly regarded healthcare executive with over 30 years of hospital operations experience.

About SS Innovations International, Inc.:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSI Mantra:

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 70 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in 2025.

Forward-Looking Statements:

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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